SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

NORTH COAST ENERGY, INC.
(Name of Subject Company (Issuer))

EXCO HOLDINGS INC.
EXCO RESOURCES, INC.
NCE ACQUISITION, INC.
(Name of Filing Person (Offeror))

COMMON STOCK, PAR VALUE $0.01 PER SHARE,
(Title of Class of Securities)

658649 70 2
(CUSIP Number of Class of Securities)

DOUGLAS H. MILLER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
EXCO RESOURCES, INC.
6500 GREENVILLE AVENUE, SUITE 600, LB 17
DALLAS, TEXAS 75206
TELEPHONE: 214-368-2084
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

COPY TO:

WILLIAM L. BOEING
HAYNES AND BOONE, LLP
2505 NORTH PLANO ROAD, SUITE 4000
RICHARDSON, TEXAS 75082
972-680-7550

CALCULATION OF FILING FEE*

TRANSACTION VALUATION	AMOUNT OF FILING FEE
Not Applicable	Not Applicable

__________________
*    No filing fee is required because this filing relates solely to preliminary communications made before the commencement of a tender offer.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(A)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid: Not applicable

Form or Registration No.: Not Applicable

Filing party: Not applicable

Date Filed: Not Applicable

☒
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒
third-party tender offer subject to Rule 14d-1.
☐
issuer tender offer subject to Rule 13e-4.
☐
going-private transaction subject to Rule 13e-3.
☐
amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

ITEM 12. EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by North Coast Energy, Inc. on November 26, 2003.

2

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by North Coast Energy, Inc. on November 26, 2003.

3